UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 25, 2013
Level 3 Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado (Address of principal executive offices)	80021 (Zip code)

720-888-1000
(Registrant’s telephone number including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Walter Scott Retirement
On November 25, 2013, Level 3 Communications, Inc. ("Level 3") announced that Walter Scott, Jr., the Chairman of the Board of Directors of Level 3 intends to retire from the Board of Directors effective with the May 2014 Annual Meeting of Stockholders. In connection with his retirement, Scott will not stand for reelection at the May 2014 Annual Meeting. Scott, 82, has served as chairman of the Board since 1979 and has been a member of the Board since 1964.

In connection with this announcement, the Board of Directors (the “Board”) has adopted a transition plan for the Chairman’s role. As part of the transition plan, it is anticipated that immediately after Level 3’s annual meeting of stockholders in May 2014, James O. Ellis, Jr. will be appointed as Scott’s successor. Ellis is also currently a member of the Board of Directors of Lockheed Martin Corporation, Dominion Resources, Inc. and Inmarsat PLC. Ellis has been a member of the Board since March 2005 and is the chairman of the Board's Classified Business and Security Committee and a member of the Nominating and Governance Committee. Ellis retired with the rank of Admiral from the U.S. Navy after 35 years of service.

Redemption of 6.5% Convertible Senior Notes due 2016
On November 25, 2013, Level 3 also announced that it has notified the holders of its 6.5% Convertible Senior Notes due 2016 (the "6.5% Notes") that the company will be redeeming the 6.5% Notes on December 26, 2013 for a redemption price equal to 100% of their principal amount, plus accrued but unpaid interest up to, but not including, the redemption date. Approximately $201,250,000 principal amount of 6.5% Notes remain outstanding.

The 6.5% Notes will continue to be convertible into Level 3 common stock until December 24, 2013, the last trading day prior to the redemption date. For each $1,000 principal amount of the 6.5% Notes surrendered for conversion, a holder will receive 53.9811 shares of Level 3 common stock (which is equivalent to a conversion price of approximately $18.525 per share). No accrued and unpaid interest is payable upon conversion of the 6.5% Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                Level 3 Communications, Inc.

                By: /s/ Neil J. Eckstein
                Neil J. Eckstein, Senior Vice President

Date: November 25, 2013

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